                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT
                          -----------------------------

The Board of Directors
Deltic Timber Corporation:



We consent to the incorporation by reference in the Registration Statement (No. 333-34317) on Form S-8 of Deltic Timber Corporation of our report dated February 9, 2001, except as to the first paragraph of Note 7, which is as of March 31, 2001, relating to the consolidated balance sheets of Deltic Timber Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Deltic Timber Corporation.

KPMG LLP
Shreveport, Louisiana
March 28, 2001

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